Exhibit 23.1

Consent of Independent Certified Public Accountants

QuadraMed Corporation

Reston, Virginia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our reports dated February 11, 2004, except for the second paragraph of Note 18 as to which the date is February 25, 2004, relating to the consolidated financial statements and schedule of QuadraMed Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
BDO Seidman, LLP San Jose, California

March 31, 2004